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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT AUDITORS




THE BOARD OF DIRECTORS
CARRIER ACCESS CORPORATION:

     We consent to incorporation by reference in the registration statements (Nos. 333- 71209 and 333-44904) on Form S-8 of Carrier Access Corporation of our reports dated January 18, 2001, relating to the consolidated balance sheets of Carrier Access Corporation and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2001, which reports appear in the Annual Report on Form 10-K for the year ended December 31, 2001 of Carrier Access Corporation.





KPMG LLP


Boulder, Colorado
March 27, 2002